UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 3)


                          DALRADA FINANCIAL CORPORATION
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                                (Name of Issuer)


                                  COMMON STOCK
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                         (Title of Class of Securities)


                                  235 990819000
                                       -
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                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed: [X] Rule 13d-1(c)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following page(s)

Page 1 of 4 Pages

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CUSIP No. 235 990819000           13G                          Page 2 of 4 Pages
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 1. NAMES OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Longview Fund L.P.
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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                 (a) |_|
                                                                 (b) |_|
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3. SEC USE ONLY

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4. CITIZENSHIP OR PLACE OF ORGANIZATION

       California
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5. SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON - 1,800,860 shares of Common stock

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6. SHARED VOTING POWER - None

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7. SOLE DISPOSITIVE POWER - 1,800,860 shares of Common Stock

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8. SHARED DISPOSITIVE POWER - None

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9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -

       1,800,860 shares of Common Stock

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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                               |X|

      The aggregate amount in Row 9 represents the maximum amount of Shares that Longview Fund, L.P. can beneficially control under a contractually stipulated 9.99% ownership restriction. The full exercise of Longview Fund L.P.'s Warrants and conversion of Notes would exceed this restriction.

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       9.99%

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12. TYPE OF REPORTING PERSON

       OO

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CUSIP No. 235 990819000           13G                          Page 3 of 4 Pages
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ITEM 1 (a) NAME OF ISSUER: Dalrada Financial Corporation

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

       9449 Balboa Avenue, Suite 211, San Diego, CA 92123

ITEM 2 (a) NAME OF PERSON FILING: Longview Fund L.P.

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

       600 Montgomery Street, 44th Floor, San Francisco, CA 94111

ITEM 2 (c) CITIZENSHIP: California

ITEM 2 (d) TITLE OF CLASS OF SECURITIES: Common Stock

ITEM 2 (e) CUSIP NUMBER:  235 990819000

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR
       13D-2(B):  Not applicable

ITEM 4 OWNERSHIP

      (a)   AMOUNT BENEFICIALLY OWNED: 1,800,860 Shares of Common Stock

      (b)   PERCENT OF CLASS: 9.99%

      (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i)   SOLE POWER TO VOTE OR DIRECT THE VOTE

                         1,800,860 Shares

            (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE

                         0 Shares

            (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                         1,800,860 Shares

            (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                         0 Shares

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CUSIP No. 235 990819000           13G                          Page 4 of 4 Pages
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ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                         Not applicable

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                         Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                         Not applicable

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

                         Not applicable

ITEM 9   NOTICE OF DISSOLUTION OF GROUP

                         Not applicable



                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        January 30, 2007
                                        -------------------------
                                        (Date)

                                        /s/ S. Michael Rudolph
                                        -------------------------
                                        (Signature)

                                        S. Michael Rudolph, CFO of Viking Asset
                                        Management LLC, as Investment
                                        Manager
                                        -------------------------
                                        (Name/Title)